                                                               EXHIBIT 99.(a)(7)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated September 11, 2001, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             PrimeSource Corporation
                                       at
                              $10.00 Net Per Share
                                       by
                              FPF Acquisition Corp.
                     an indirect wholly-owned subsidiary of
                          Fuji Photo Film U.S.A., Inc.


         FPF Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly-owned subsidiary of Enovation Graphic Systems, Inc., a Delaware corporation ("EGS"), which is a wholly-owned subsidiary of Fuji Photo Film U.S.A., Inc., a New York corporation ("Fuji"), which is an indirect wholly-owned subsidiary of Fuji Photo Film Co., Ltd., a Japanese corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of PrimeSource Corporation, a Pennsylvania corporation (the "Company"), including the associated rights to purchase shares issued pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 1, 2001 (together, the "Shares"), at $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
  The Offer and Withdrawal Rights will expire at 12:00 midnight, New York City time, on Tuesday, October 9, 2001, unless the Offer is extended.
--------------------------------------------------------------------------------

         The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents, together with any shares beneficially owned by Fuji or Purchaser, at least 80% of the then outstanding Shares and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The offer is also subject to other conditions.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 4, 2001 (the "Merger Agreement"), among Purchaser, EGS, Fuji and the Company. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged into the Company, with the Company continuing as the surviving corporation (the "Merger"), which will be wholly-owned by EGS. At the effective time of the Merger, each Share outstanding immediately prior to such time (other than Shares held by the Company as treasury stock or owned beneficially by Fuji, EGS or Purchaser or any of Fuji's other subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters rights under applicable law) will be converted into the right to receive the per Share price that is paid in the Offer, in cash, without interest thereon.

         The Board of Directors of the Company has unanimously determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and recommends that the Company's shareholders tender their Shares in the Offer.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price of Shares be paid by Purchaser because of any delay in making any payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares,"
(2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

         The term "Expiration Date" means 12:00 a.m., New York City time, on October 9, 2001, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 9, 2001 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Offer--Procedures for Accepting the Offer and Tendering Shares." Under the Merger Agreement and pursuant to Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period following the Expiration Date. The Purchaser does not currently intend to provide a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See "The Offer--Terms of the Offer." All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Fuji, EGS, Purchaser, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The receipt by a United States stockholder of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All shareholders should consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of United States state and local tax laws or foreign tax laws.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

         Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.

                                 77 Water Street
                            New York, New York 10005
                          (212) 269-5550 (Call Collect)
                                       or
                          Call Toll Free (800) 207-3158

                      The Dealer Manager for the Offer is:

                            Bear, Stearns & Co. Inc.

                                 245 Park Avenue
                            New York, New York 10167
                                 (877) 652-6039



September 11, 2001